UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2011 (March 8, 2011)

NATIONAL PENN BANCSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	000-22537-01 (Commission File Number)	23-2215075 (IRS Employer Identification No.)

Philadelphia and Reading Avenues,
Boyertown, PA 19512
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 822-3321

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended Equity Awards to Officers

On February 1, 2010, National Penn Bancshares, Inc. (“National Penn”) awarded shares of restricted stock to various National Penn officers under National Penn’s Long-Term Incentive Compensation Plan (the “Plan”), including Michael J. Hughes, Group Executive Vice President and Chief Financial Officer, and Sandra L. Bodnyk, Group Executive Vice President and Chief Risk Officer.  Mr. Hughes received an award of 26,000 shares and Ms. Bodnyk received an award of 21,000 shares.  Each award is evidenced by a Restricted Stock Agreement between National Penn and the individual receiving the award (each, a “Restricted Stock Agreement”) and is subject to various vesting and transfer restrictions, described more fully in the Form 8-K filed on February 4, 2010.

On March 8, 2011, the Company amended Mr. Hughes’ and Ms. Bodnyk’s Restricted Stock Agreements to provide that all vesting and transfer restrictions will lapse if and when National Penn repurchases 100% of the preferred stock the U.S. Department of the Treasury (“Treasury”) purchased under the Troubled Asset Relief Program Capital Purchase Program.  These amendments were made to bring the applicable Restricted Stock Agreements into conformity with the 2010 Restricted Stock Agreement of Scott V. Fainor, President and Chief Executive Officer, as well as those restricted stock grants awarded to Mr. Hughes and Ms. Bodnyk in January 2011 (all of which fully vest upon the re-purchase of 100% of National Penn’s preferred stock from Treasury).

The preceding description of the Restricted Stock Agreements is a summary of their material terms, does not purport to be complete, and is qualified in its entirety by reference to the Restricted Stock Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PENN BANCSHARES, INC.

By: /s/ Scott V. Fainor
Name: Scott V. Fainor
Title: President and CEO

Dated: March 8, 2011